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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                               SEPTEMBER 30, 2002
                                   (UNAUDITED)

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                                                                        THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                 -------------------------------------------------------------------
                                                                    SEPTEMBER 30,     SEPTEMBER 30,   SEPTEMBER 30,    SEPTEMBER 30,
                                                                        2002              2001            2002             2001
                                                                 -------------------------------------------------------------------
Net Income                                                          $106,847,133      $84,853,733    $309,598,074      $241,499,936

Common Equivalent Shares:

Weighted Average Common Shares Outstanding                           160,306,872      159,682,475     160,398,369       159,429,006
Weighted Average Common Equivalent Shares                              1,940,784        1,919,539       1,906,661         1,835,219
                                                                 -------------------------------------------------------------------
Weighted Average Common and Common Equivalent Shares                 162,247,656      161,602,014     162,305,030       161,264,225
                                                                 ===================================================================

Net Income per Common Equivalent Share - Basic                      $  0.67           $  0.53         $  1.93           $  1.51
Net Income per Common Equivalent Share - Diluted                    $  0.66           $  0.53         $  1.91           $  1.50
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